Exhibit 99.1

For Immediate Release	Contact: Scott Wallace
President
Tuesday, November 5, 2013	Telephone: (949) 661-6304

ROYAL HAWAIIAN ORCHARDS, L.P.

REPORTS THIRD QUARTER 2013 EARNINGS

Hilo, Hawaii — Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today reported a net loss of $1.2 million, or ($0.16) per Class A Unit for the third quarter of 2013 on revenues of $4.4 million as compared to net income of $296,000, or $0.04 per Class A Unit on revenues of $6.3 million for the third quarter of 2012.  This loss was attributable to: 1) 8% or 689,000 fewer pounds WIS produced to date.  Weather conditions this fall at Ka’u affected the rate and density of the mature nut drop which reduced the available pounds for harvest during the quarter.  The result was the Ka’u orchard had 41% fewer pounds than the same quarter last year. A significant number of these pounds will become harvestable in the fourth quarter of 2013 and the first quarter of 2014, 2) macadamia nuts held in inventory rather than sold as WIS, which will be sold by the Partnership for its branded products, 3) the added selling, general and administrative costs of our branded product segment, and 4) the increase in the average cost per pound based on the Partnership’s lower forecasted annual production estimate and its method of accounting for interim financial purposes.

For the nine-month period ended September 30, 2013, the Partnership incurred a net loss of $3.0 million from revenues of $6.9 million compared to a net loss of $509,000 from revenues of $10.5 million during the same period in 2012.  This was the result of lower production in 2013 as compared to 2012 and our investment in our branded product strategy.  Lower 2013 production was the result of the Partnership accelerating its 2012 harvest which contributed to lower harvest levels in 2013, as the accelerated harvesting shifted the nut production and related revenue into 2012 rather than the first quarter of 2013.  This combined with lower third quarter 2013 yields due to adverse weather and other conditions mentioned above, has caused nut production to decrease.

Branded product sales for the three and nine months ended September 30, 2013, amounted to $438,000 and $905,000, respectively, which are reported net of trade discounts and new product distribution expenses. The Partnership estimates that Royal Hawaiian Orchards® products are now distributed in 3,000 retail stores in the continental U.S. and Hawaii.  Further, it believes the ‘universe’ of Grocery, Natural Food, Drug, Mass, Club and Specialty stores is in excess of 90,000 in the U.S. according to trade industry publications.  Plans are to continue aggressively expanding Royal Hawaiian Orchards® brand products into more retail stores during the balance of 2013 and into 2014.  This retail expansion will require that the Partnership hold macadamias as kernel in inventory to support year round sales.  The effect of holding inventory previously sold as WIS will be a reduction in macadamia nut sales and an increase in inventory. The Partnership expects a year to year reduction in sales until kernel held in inventory is sold and branded sales meet or exceed current macadamia nut sales, the timing of which is unknown.  For this reason, the Partnership believes its results going forward will not be comparable with prior years.

As the Partnership expands its sales in its branded segment, it intends to convert more macadamia nuts previously sold as WIS into inventory and, it will incur additional new product distribution costs. While this inventory build and investment in retail shelf space will negatively impact near term financial performance, the Partnership believes that the benefits it will enjoy from its branded business will more than offset these short term costs.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include, among others, statements regarding the potential market for our Royal Hawaiian Orchards® products, expansion and future sales of our branded segment and the benefits of investing in the branded product segment, which statements are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, in bulk kernel form and as better for you snack products marketed under the Royal Hawaiian Orchards® brand name.

Royal Hawaiian Orchards, L.P.

Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(in thousands, except per unit data)

	Three months		Nine months
	ended September 30,		ended September 30,
	2013	2012	2013	2012

Macadamia nut sales	$3,391	$5,495	$4,805	$9,050
Contract farming revenue	570	759	1,231	1,471
Branded product sales	438	—	905	—
Total revenues	4,399	6,254	6,941	10,521
Cost of goods and services sold
Cost of macadamia nut sales	3,502	4,361	4,614	6,927
Cost of contract farming services	542	724	1,156	1,376
Cost of branded product sales	350	—	971	—
Total cost of goods and services sold	4,394	5,085	6,741	8,303
Gross income	5	1,169	200	2,218
General and administrative expenses	1,052	744	2,912	2,371
Operating income (loss)	(1,047)	425	(2,712)	(153)
Interest expense	(169)	(172)	(454)	(488)
Other income	2	84	191	210
Income (loss) before income taxes	(1,214)	337	(2,975)	(431)
Income tax expense	3	41	21	78
Net income (loss)	(1,217)	296	(2,996)	(509)

Other comprehensive income, net of tax
Amortization of prior service cost	2	2	5	6
Amortization of actuarial loss	5	4	16	12
Defined benefit pension plan	7	6	21	18
Other comprehensive income, net of tax	7	6	21	18
Comprehensive income (loss)	$(1,210)	$302	$(2,975)	$(491)

Net income (loss) per Class A Unit	$(0.16)	$0.04	$(0.40)	$(0.07)

Cash distributions per Class A Unit	$—	$—	$0.02	$—

Class A Units outstanding	7,500	7,500	7,500	7,500

See accompanying notes to consolidated financial statements.